EXHIBIT 10.5

CITIZENS & NORTHERN CORPORATION

1995 STOCK INCENTIVE PLAN (As Amended)

TIME-BASED RESTRICTED STOCK AGREEMENT

RESTRICTED STOCK AGREEMENT dated as of the 10th day of May 2021, by and between Citizens & Northern Corporation (the "Corporation") and Alexander Balagour an employee of the Corporation or of a subsidiary (the "Recipient").

Pursuant to the Citizens & Northern Corporation 1995 Stock Incentive Plan (the "Plan"), as amended, the Compensation Committee of the Board of Directors (the "Committee") has determined that the Recipient is to be granted, on the terms and conditions set forth herein, 4,000 Restricted Shares of the Corporation's common stock and hereby grants such Restricted Shares.

1.	Number of Shares and Price. Restricted Stock shall consist of shares of Stock that will be acquired by and issued to the Recipient at a designated time approved by the board of directors, for no purchase price, and under and subject to such transfer, forfeiture and other restrictions, conditions or terms as shall be determined by the Committee, including but not limited to prohibitions against transfer and substantial risks of forfeiture within the meaning of Section 83 of the Code.

2.	Rights of Recipient. Except as otherwise provided in the Plan or the Restricted Stock Agreement, a Recipient of shares of Restricted Stock shall have all the rights as does a holder of Stock, including without limitation the right to vote such shares and receive dividends with respect thereto; however, during the time period of any restrictions, conditions or terms applicable to such Restricted Stock, the shares thereof and the right to vote the same and receive dividends thereon shall not be sold, assigned, transferred, exchanged, pledged, hypothecated, encumbered or otherwise disposed of except as permitted by the Plan or the Restricted Stock Agreement. Cash dividends shall be paid out and shall not participate in Dividend Reinvestment. Stock dividends resulting in whole shares shall be added to the shares held in the Restricted Account and shall be distributed to the Recipient with subsequent distributions of any Award for which they accrued. Partial shares that result from any stock dividend shall be paid to the Recipient in cash at the time of the payment of the stock dividend. If the Restricted Shares expire prior to the satisfaction of performance standards set forth in section 4 or due to forfeiture as set forth in section 5, all shares accrued by virtue of stock dividends shall be forfeited.

3.	Holding of Restricted Shares. Each certificate for shares of Restricted Stock shall be deposited with the Secretary of the Corporation, or the office thereof, and shall bear a legend in substantially the following form and content:

This Certificate and the shares of Stock hereby represented are subject to the provisions of the Corporation’s Stock Incentive Plan and a certain agreement entered into between the owner and the Corporation pursuant to said Plan. The release of the Certificate and the shares of Stock hereby represented from such provision shall occur only as provided by said Plan and Agreement, a copy of which are on file in the office of the Secretary of the Corporation.

Upon the lapse or satisfaction of the restrictions, conditions and terms applicable to such Restricted Stock, a certificate for the shares of Stock without such legend shall be issued to the Recipient.

4.	Release and Lapse of Restricted Shares. The release of restrictions or expiration of restricted shares awarded under this agreement shall occur over a period of three years. One-third of the total shares will be distributed on the first anniversary date of this award; one-third of the total shares will be distributed on the second anniversary date of this award and the final one-third of the total shares will be distributed on the third anniversary date of this award. No partial shares may be released, thus an amount equal to the next whole share amount will be released. The shares released may be in certificate form or may be directed to be held in a custodial account designated by the Recipient.

5.	Terms of Forfeiture. The shares of the Corporation's restricted common stock issued pursuant to the Restricted Stock Grant shall vest ratably over a three (3) year period following the Effective Date. Such grant shall automatically, fully vest (without any further action by the Corporation) as to all unvested shares upon a Change in Control, as defined in Section 5.B of the Employment Agreement, dated as of April 6, 2021 (the "Employment Agreement") by and among the Corporation, Citizens & Northern Bank and Recipient, or in the event of a termination of Employee's employment (a) without Cause, as defined in Section 3.B of the Employment Agreement, (b) upon Employee's death or disability, as defined in Section 3.D of the Employment Agreement, or (c) upon Employee's resignation of employment for Good Reason, as defined in Section 3.C of the Employment Agreement.

6.	Non-Transferability of Restricted Stock. The Restricted Stock and this Restricted Stock Agreement shall not be transferable.

7.	Notices. Any notice required or permitted under this Restricted Stock Agreement shall be deemed given when delivered personally, or when deposited in a United States Post Office, postage prepaid, addressed, as appropriate, to the Recipient either at his or her address herein above set forth or such other address as he or she may designate in writing to the Corporation.
8.	Failure to Enforce Not a Waiver. The failure of the Corporation to enforce at any time any provision of this Restricted Stock Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.
9.	Governing Law. This Restricted Stock Agreement shall be governed by and construed according to the laws of the State of Pennsylvania.
10.	Incorporation of Plan. The Plan is hereby incorporated by reference and made a part hereof, and the Restricted Stock and this Restricted Stock Agreement are subject to all terms and conditions of the Plan.
11.	Amendments. This Restricted Stock Agreement may be amended or modified at any time by an instrument in writing signed by the parties hereto.

IN WITNESS WHEREOF, the parties have executed this Restricted Stock Agreement on the day and year first above written.

By

J. Bradley Scovill – President & CEO

The undersigned hereby accepts and agrees to all the terms and provisions of the foregoing Restricted Stock Agreement and to all the terms and provisions of the Citizens & Northern Corporation 1995 Stock Incentive Plan herein incorporated by reference.

Recipient – Alexander Balagour